SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2004

CITIZENS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	2-96144	55-0666598
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Third Street, Elkins, West Virginia	26241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 636-4095

(Former name or former address, if changed since last report.)

The information in this Report is provided under Item 12 of Form 8-K and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any of Citizens Financial Corp.’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 12: Results of Operations and Financial Condition

Citizens Financial Corp. experienced growth in 2003 as a result of the branching activity it undertook in recent years, strong marketing and product promotion efforts, and commitment to customer service. This growth was reflected during 2003 as total assets increased $26.7 million, or 14.7%, to $209,129,000 while gross loans rose $19.1 million to $135,755,000 and deposits increased $13.8 million to $161,549,000. Capital was 9.8% of assets at year-end while the allowance for loan losses was 1.03% of gross loans.

Net income for the year of $2,012,000, or $3.14 per share, increased from $1,928,000, or $2.98 per share in 2002. The improvement in net income is primarily due to higher levels of net interest income and, more specifically, a $779,000 reduction in interest expense resulting from a lower cost of funds. These improvements were tempered by a $470,000 increase in personnel costs due to higher medical insurance and other benefit costs. Net loan losses of $314,000 were only $14,000 higher than in 2002 despite the increase in loan volume. Dividends paid to shareholders were $1.50 per share, up $.10 from 2002.

The company’s stock trades over the counter under the symbol CIWV and traded in a range from $35.00 per share to $43.25 per share ending the year at $42.50.

All data contained herein is unaudited and audited results may vary. Audited financial information will be provided in the company’s Form 10-K for the fiscal year ended December 31, 2003, which will be filed with the Securities and Exchange Commission on or before March 30, 2004, and will be mailed to the company’s shareholders prior to the company’s annual meeting on April 17, 2004. The Form 10-K will be available, upon filing, on the SEC’s website, www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

CITIZENS FINANCIAL CORP.

January 22, 2004

/s/ Thomas K. Derbyshire
Vice President, Treasurer Principal Financial Officer